As filed with the Securities and Exchange Commission on January 19, 1999

                                                Registration No. 333-___________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         WAVERIDER COMMUNICATIONS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its Charter)

                  Nevada                                   33-0264030
       ------------------------------           -------------------------------
      (State or other jurisdiction of           (I.R.S. Employer Identification
       incorporation or organization)                         Number)

                        235 Yorkland Blvd., Suite 1101
                         Toronto, Ontario Canada M2J 4Y8
                                 (416) 502-3200
              ----------------------------------------------------
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                              T. SCOTT WORTHINGTON
                         235 Yorkland Blvd., Suite 1101
                         Toronto, Ontario Canada M2J 4Y8
                 (416) 502-3200 / Facsimile No.: (416) 502-2968
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
                             DAVID A. BROADWIN, ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                        Boston, Massachusetts 02109-2170
                 (617) 832-1000 / Facsimile No.: (617) 832-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                              Proposed             Proposed
                                                               maximum              maximum            Amount of
  Title of each class of                 Amount to be       offering price         aggregate         registration
securities to be registered               Registered        per share (1)       offering price            fee

------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            7,250,000(2)          $2.375            $17,218,750             $4,787
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the closing bid price reported on the OTC Bulletin Board on January 15, 1999.
(2) Assumes that all shares of Preferred Stock are converted into Common Stock, that all the Warrants are exercised and that WaveRider exercises in full its right to sell Common Stock to certain selling stockholders.

        In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of WaveRider's Common Stock, $0.001 par value, as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in WaveRider's Articles of Incorporation and the terms of the Warrants referred to above.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


                  SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.



                         WaveRider Communications, Inc.

                        7,250,000 Shares of Common Stock

         800,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), of WaveRider Communications, Inc. ("WaveRider") are issuable by WaveRider to certain selling stockholders upon exercise of warrants ("Series F Warrants") held by such selling stockholders, and 800,000 shares of Common Stock are issuable to certain selling stockholders upon conversion of shares of Preferred Stock ("Preferred Stock") held by such selling stockholders. See "Selling Stockholders".

         500,000 shares of Common Stock are issuable by WaveRider to certain selling stockholders upon exercise of warrants ("Series G Warrants") that were issued to certain selling stockholders in connection with a Convertible Debenture Agreement. See "Selling Stockholders".

         1,167,860 shares of Common Stock were sold and issued by WaveRider, and an additional 2,932,140 shares of Common Stock may be sold by WaveRider, to certain selling stockholders upon exercise by WaveRider of its right to sell shares of Common Stock to such selling stockholders pursuant to a Common Stock Purchase Agreement entered into in December 1998. 1,050,000 shares of Common Stock are issuable by WaveRider to certain selling stockholders upon the exercise of warrants (the "December Warrants") held by such selling stockholders. See "Selling Stockholders".

         (The Series F and G Warrants and the December Warrants are collectively referred to as the "Warrants").

         This Prospectus covers the sale of shares of Common Stock by WaveRider to certain selling stockholders and, from time to time, by the selling stockholders. See "Selling Stockholders".

         The selling stockholders, or any pledgees, donees, transferees or other successors in interest of the selling stockholders, may offer the Shares, from time to time, for sale in the over-the-counter market or in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. Sales may be effected to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions in connection with such sales. See "Plan of Distribution".

         WaveRider has informed the selling stockholders that the anti-manipulative rules under the Exchange Act of 1934, including Regulation M, may apply to their sales in the market. WaveRider has furnished the selling stockholders with a copy of Regulation M. WaveRider has also informed the selling stockholders that they must deliver a copy of this Prospectus with any sale of their shares.

         WaveRider's Common Stock is currently quoted on the OTC Bulletin Board, under the symbol "WAVC". On January 15, 1999, the last reported sale price of WaveRider's Common Stock was $2.375 per share.

                  Investing in the Common Stock involves risks.
                     See "Risk Factors" beginning on page 5.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January __, 1999

         In purchasing the Shares under this Prospectus, you should rely only on the information provided to you in this Prospectus. WaveRider has not authorized anyone else to provide you with different information. Neither WaveRider nor any of the selling stockholders is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus. In this Prospectus, reference to "we", "us" and "our" refer to WaveRider Communications, Inc.


                                                 TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                            3

Risk Factors                                                                  5

Where You Can Find More Information                                           9

Use of Proceeds                                                              11

Dividends                                                                    11

Selling Stockholders                                                         11

Plan of Distribution                                                         17

Disclosure of SEC Position on Indemnification
  for Securities Act Liabilities                                             18

Legal Matters                                                                18

Experts                                                                      18

                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to purchase our shares of common stock being offered by this Prospectus. You should also carefully consider the information provided in this Prospectus under the heading "Risk Factors."

WaveRider

         WaveRider's products, both released and under development, are designed to provide high-speed, reliable and cost effective wireless access to local area networks, wide area networks and the Internet. Our products are alternatives to traditional "hard-wired" network access technologies based on wires or fiber optic cables. All of WaveRider's current and currently planned products operate in radio bands which are regulated but do not require a license in the United States and many other countries.

         WaveRider's first commercial product, the NCL135, allows wireless connection of one computer network to another. The NCL135 has received Industry Canada approval for sale in the Canadian marketplace. The NCL135 is still awaiting Federal Communications Commission approval for sale in the United States. Potential customers for this product include any entities with multiple locations using local area network technologies and any firms that provide Internet access to others.

         WaveRider's products currently under development are expected to provide wireless connectivity for consumers and small businesses to the Internet at speeds up to 135kbps, which is more than twice the speed of the fastest standard telephone modem currently existing. We expect this wireless Internet network technology to be deployed and sold to end-users by telecommunication carriers such as Internet service providers, wireless network operators and telephone companies.

         WaveRider was incorporated in Nevada in 1987.

Risk Factors

         Purchasing the shares of Common Stock being offered under this Prospectus involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. See "Risk Factors" beginning on page 5.


The Offering

Securities Offered by
the Selling Stockholders                    7,250,000  Shares  of Common  Stock.
                                            See   "Selling   Stockholders"   and
                                            "Plan of Distribution".

Use of  Proceeds                            Any money  received  by  the Company
                                            upon  the sale  of shares of  Common
                                            Stock  to  the  selling stockholders
                                            and  upon  the  exercise of Warrants
                                            will    be    used    for    working
                                            capital    and    other    corporate
                                            purposes.   The  Company   will  not
                                            receive any  proceeds  from the sale
                                            of  shares  of  Common  Stock by the
                                            selling  stockholders.  See  "Use of
                                            Proceeds."

Common Stock Outstanding
Before the Offering                         40,120,221(1)

Common Stock Outstanding
After the Offering                          47,370,221(2)

OTC Bulletin Board Symbol                   WAVC

------------------------
(1) As at September 30, 1998, as reported in WaveRider's filing with the Securities and Exchange Commission on Form 10-QSB.

(2) Assuming all preferred stock are converted, all warrants are exercised and that WaveRider exercises in full its right to sell Common Stock to certain selling stockholders.


Address

The mailing address, the telephone and facsimile numbers and the e-mail address of WaveRider's executive offices is:

                235 Yorkland Blvd., Suite 1101
                Toronto, Ontario Canada M2J 4Y8
                Telephone No.:(416) 502-3200;  Facsimile No.: (416) 502-2968
                e-mail address:  info@waverider.com
                home page:  http://www.waverider.com

Information contained in WaveRider's website shall not be deemed part of this Prospectus.

                                  RISK FACTORS

         Investment in our shares of Common Stock is risky. In addition to the information contained in this Prospectus, including information incorporated by reference, you should consider carefully the following risk factors, before purchasing the Shares offered under this Prospectus.

         Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement, in this Prospectus and in the documents incorporated by reference into this
Prospectus, that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause WaveRider's future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our Common Stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our Common Stock could decline and you could lose all or part of your investment.


We Have No Operating History

         Up to the present time our company has been entirely a research and development entity, with no sales or revenues. There can be no assurance that the products that we offer will meet with market acceptance. In addition, there is no guarantee that even if there proves to be a market for our products, such market will be able to sustain our profitability requirements.

         None of our current products have achieved widespread distribution or customer acceptance. Although, some of our products have passed the development stage, we have not yet established market for them. Although we believe that we have the expertise to commercialize our products and establish a market for them, there is no assurance that we will be successful or that such products will prove to have widespread customer appeal.

We Have a History of Losses, and Our Future Profitability is Uncertain

         Due to our limited operating history, we are subject to the uncertainties and risks associated with any new business. Until recently we had no product that could be commercialized, and therefore we experienced significant operating losses every year since incorporation. Our net losses for the fiscal year that ended December 31, 1997, was $1,039,130, and for the fiscal year that ended December 31, 1996 was $121,776. We have an accumulated deficit of approximately $6,214,041 as of September 30, 1998.

         There can be no assurance that we will ever generate profit from our products or that we will ever reach profitability on a sustained basis.

We Need Additional Financing and There Is Uncertainty We Can Get It

         The timing and amount of our capital expenditures may vary significantly depending on a number of factors. We will need to raise the additional funds through the sale of additional equity or debt securities, in private or public financing, or through strategic partnerships, in order to fully exploit the potential of our products. There can be no assurance that we can raise the funds that we need.

We Face Significant Competition

         Competition in the data communication industry is intense. Specifically, although our products are based on a wireless technology, we compete not only against companies that base their products on wireless technology, but also against companies that base their products on hard-wired technology (wire or fiber optic cable). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased price competition. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. Competition, in the various markets we serve, comes from companies of various sizes, many of which are larger and have greater financial and other resources than we do and, thus, can better withstand adverse economic or market conditions than we can.

Our Technology is an Early Stage Technology

         Our technology is at an early stage of development. As a result, we have no historical financial information upon which you as an investor could make an evaluation of your investment. Our future operating results are subject to a number of risks, including our ability or inability to implement our strategic plan, to attract qualified personnel and to raise sufficient financing as required. Inability of our management to guide growth effectively, including implementing appropriate systems, procedures and controls, could have a material adverse effect on our business, financial condition and operating results.

We Face Risk of Rapid Technological Change

         We may be unable to keep up with technological advances in the data communications industry. As a result, our products may become obsolete or unattractive. The data communications industry is characterized by rapid technological change. In addition to frequent improvements of existing technology, there is frequent introduction of new technologies leading to more complex and powerful products. Keeping up with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. There can be no assurance that we will be able or successful in enhancing our existing products, or in developing, manufacturing and marketing new products. An inability to do so would adversely effect our business, financial condition and results of operation.

We Have Limited Intellectual Property Protection

         Our ability to compete depends to a significant extent on our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others. We regard our technology as proprietary. We have no issued patents or pending patent applications, nor do we have any registered copyrights with respect to our intellectual property rights, but we intend to file patent applications. We rely on employee and third party non-disclosure agreements and on the legal principles restricting the unauthorized disclosure and use of trade secrets. Despite our precautions, it might be possible for a third party to copy or otherwise obtain our technology, and use it without authorization. Although we intend to defend our intellectual property, we can not assure you that the steps we have taken or that we may take in the future will be sufficient to prevent misappropriation or unauthorized use of our technology. In addition, there can be no assurance that foreign intellectual property laws will protect our intellectual property rights. There is no assurance that patent application or copyright registration that may be filed will be granted, or that any issued patent or copyrights will not be challenged, invalidated or circumvented. There is no assurance that the rights granted under patents that may be issued or copyrights that may be registered will provide sufficient protection to our intellectual property rights. Moreover, we can not assure you, that our competitors will not independently develop technologies similar or even superior to our technology.

Use of Our Products is Subordinated to Other Uses

         License-free operation of our products, in certain bands, is subordinated to certain licensed and unlicensed uses of these bands. This subordination means that our products must not cause harmful interference to other equipment operating in the band, and must accept potential interference from any of such other equipment. If our equipment is unable to operate without any such harmful interference, or is unable to accept interference caused by others, our customers could be required to cease operations in some or all of these bands in the locations affected by the harmful interference. As well, in the event these bands become unacceptably crowded, and no additional frequencies are allocated to unlicensed use, our business could be adversely affected.

Adverse Consequences are Associated with Our Obligation to Issue Substantial Shares of Common Stock upon Conversion of Convertible Securities

         We are obligated to issue a substantial number of shares of Common Stock upon the conversion or exercise of our outstanding warrants and convertible preferred stock. The price which we may receive for the Common Stock issuable upon conversion or exercise of such convertible securities will be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such convertible securities the holders of such convertible securities may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock.

         The exercise of all of the aforementioned securities may also adversely affect the terms under which we could obtain additional equity capital. In addition, should a significant number of these securities be exercised or converted, the resulting increase in the amount of the Common Stock in the public market could have a substantial dilutive effect on our outstanding Common Stock.

We May Be Subject to Regulation of Wireless Communications

         Currently, our products are designed to operate in frequency bands for which licenses are not required in the United States, Canada and other countries that we view as our potential market. Extensive regulation of the data communications industry by U.S. or foreign governments, and in particular imposing license requirements in the frequency bands of our products, could materially and adversely affect us through the effect on our customers and potential customers. Continued license-free operation will depend upon the continuation of existing U.S., Canadian and such other countries' government policy and, while no planned policy changes have been announced or are expected, this cannot be assured.

We May Be Subject to Product Liability Claims, and We Lack Product Liability Insurance

         We face an inherent risk of exposure to product liability claims in the event that the products designed and sold by us contain errors, "bugs" or defects. There can be no assurance that we will avoid significant product liability exposure. We do not currently have a product liability insurance, and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, will be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect our business, financial condition and results of operations.

We Depend Upon a Single Third Party Manufacturer

         We depend upon a single third party manufacturer to make our products. We do not have a second source. If our single supplier is not able to manufacture for us for any reason, we will have no products to sell. Accordingly, no assurance can be given that manufacturing capacity will continue to be available to us, on commercially reasonable terms or otherwise. Inability to obtain manufacturing capacity will have a material adverse effect on our business, financial condition and results of operation.

We Depend on Key Personnel

         Our technological and financial performance will depend in significant part upon the continued contributions of Bruce Sinclair. We maintain no key person life insurance on Bruce Sinclair. The loss of Bruce Sinclair or any other key person could have a material adverse effect on our business, financial condition and results of operations.

         In addition, our future operating results depend in part upon our ability to attract and retain other qualified management, engineering, financial, technical, marketing and sales and support personnel for our operations. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

We Have Not Resolved All of Our Year 2000 Issues

         Computer systems and software products that were designed to accept entries of only two digits in the "year" date code field may be unable to properly process date information beyond the year 1999. Inability of our products to process these dates could have a material adverse effect on our business. We have established a centrally coordinated project team to determine the Year 2000 readiness of our products, business processes and internal systems. We have began to review the year 2000 readiness of our products, and expect to complete such review by the end of March 1999. We can not presently estimate the total cost of this review but do not expect it to be material. We are also in the process of assessing our internal systems, the computer systems that we use in our business. We expect to have addressed all internal Year 2000 issues identified in this process by the end of June 1999.

         However, there can be no assurance that we will be able to complete our Year 2000 assessment and programs on a timely basis, that the costs of such programs will not be greater than expected, or that as yet undiscovered unanticipated Year 2000 problems will not affect our products or material systems. Greater than expected assessment and remediation costs or unanticipated Year 2000 problems could have a material adverse effect on our business, financial condition and results of operation.

We Have Paid No Dividends and No Dividend Payment Is Anticipated

         To date, we have paid no dividends on our Common Stock. The payment of any future dividends will be at the sole discretion of our Board of Directors. We intend to retain earnings, if any, to finance the expansion of our business, and we do not anticipate paying dividends on the Common Stock in the foreseeable future. See "Dividend Policy".

The Trading Market for Our Stock May Be Illiquid

         The shares of our Common Stock are quoted on the OTC Bulletin Board system. This system generally supports companies that do not meet the listing requirements of the NASDAQ SmallCap Market. As a result, investors may find it more difficult to dispose of or to obtain accurate quotations of our Common Stock. In addition, quotations on the Bulletin Board depends on the willingness of broker-dealers to make a market for the stock. There can be no assurance that our Common Stock will continue to be quoted on the Bulletin Board or that there will continue to be a market for such stock.

Our Stock Price May Be Volatile

         The market price of our Common Stock has been in the past and will be in the future subject to wide fluctuations in response to announcements of technological innovations or new products by us or by our competitors, trends in the data communications industry, and other events or factors such as variations in operating results. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology companies, including WaveRider. These broad market fluctuations may adversely affect the market price of our Common Stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         This Prospectus is a part of a registration statement on Form S-3 , WaveRider filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933. This Prospectus omits certain information contained in the registration statement and the exhibits to the registration statements. Reference is made to the registration statement and the exhibits to the registration statement for further information with respect to WaveRider and the shares offered under this Prospectus. You may read and copy the registration statement at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. WaveRider files certain documents with the SEC electronically and these documents may be inspected and copied at the SEC's Web site at http://www.sec.gov. WaveRider is a reporting company under the Securities Exchange Act of 1934, and consequently, files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms appears above.

         The SEC allows us to "incorporate by reference" the information we file with them. Incorporation by reference means that we can disclose important information to you by referring you to the information we filed with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supercede this information.
         We incorporate by reference the information listed below and any future information we file with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934.

         (a) WaveRider's annual report, filed with the SEC on Form 10-KSB, for the fiscal year ended December 31, 1997;

         (b) WaveRider's quarterly reports, filed with the SEC on Form 10-QSB, for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         (c) WaveRider's current reports, on Form 8-K, filed with the SEC on February 10, 1998, February 25, 1998, May 4, 1998, May 20, 1998 and June 18,
1998;

         (d) WaveRider's amendment to the current report dated May 20, 1998, filed with the SEC on Form 8-K/A on May 29, 1998;

         (e) WaveRider's Schedule 13G, filed with the SEC on Form SC 13G on August 18, 1998;

         (f) WaveRider's amendments to Schedule 13D, filed with the SEC on Form SC 13D/A on August 25, 1998 and on August 28, 1998;

         (g) The description of WaveRider's Common Stock contained in the registration statement on Form 8-A filed with the SEC on March 18, 1995 under section 12 of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating such description.

         You may request and receive, at no cost, copies of these filings by writing or telephoning us at the following address:

               T. Scott Worthington
               WaveRider Communications, Inc.
               235 Yorkland Blvd., Suite 1101
               Toronto, Ontario Canada M2J 4Y8
               Telephone No.: (416) 502-3200; Facsimile No.:  (416) 502-2968
               E-mail Address:  info@waverider.com

                                 USE OF PROCEEDS

         Any money received by WaveRider upon the sale of shares of Common Stock to the selling stockholders, and any money received by WaveRider upon the exercise of the Warrants will be used for working capital and general corporate purposes. The aggregate maximum amount of proceeds that WaveRider received and will receive upon the sale of shares of Common Stock to the selling stockholders and upon the exercise of the Warrants is $15,812,250.

         The maximum amount WaveRider will receive from the sale of Common Stock to the selling stockholders, in addition to the amount of $3,000,000 of Common Stock already sold to them, is $7,000,000 (a total of $10,000,000). The maximum amount of proceeds that WaveRider will receive upon the exercise of the December Warrants is $3,062,250. The maximum amount of proceeds that WaveRider will receive upon the exercise of the Series F Warrants is $2,000,000. The maximum amount of proceeds that WaveRider will receive upon the exercise of the Series G Warrants is $750,000.

         WaveRider will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. WaveRider will, however, receive the exercise price upon the exercise of any Warrants held by the selling stockholders, if and to the extent that such Warrants are exercised. However, there can be no assurance that any or all of the Warrants will be exercised and that WaveRider will receive any proceeds from such exercise.

         The costs associated with this offering are approximately $20,000.


                                 DIVIDEND POLICY

         To date, WaveRider has not paid dividends on any shares of our Common Stock and we do not plan to pay any dividends on our Common Stock in the foreseeable future. The decision to pay dividends on the Common Stock in the future is up to WaveRider's Board of Directors. Such decision to pay dividends depends upon, among other things, our earnings, our capital requirements and our financial condition. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit our ability to pay dividends on the Common Stock.


                              SELLING STOCKHOLDERS

                            JUNE SELLING STOCKHOLDERS

         Of the 7,250,000 shares of Common Stock offered by this Prospectus, 1,600,000 shares are being registered and may be offered for sale from time to time during the period the effectiveness of the registration statement of which this Prospectus is part, for the accounts of selling stockholders who acquired convertible preferred stock and warrants to purchase Common Stock in a private placement in June 1998 (the "June Selling Stockholders") set forth in the table below. The June Selling Stockholders' shares of Common Stock registered under this Prospectus consist of:

         (a) 800,000 shares of Common Stock issuable upon conversion of Series C Voting 8% Convertible Preferred Shares;

         (b) 800,000 shares of Common Stock issuable upon the exercise of 800,000 Series F Warrants, at $2.50 per share. The Series F Warrants expire on June 11, 1999.

         The Series C Preferred Shares may be converted, prior to April 30, 2000, into shares of Common Stock, at a conversion ratio of one share of Common Stock per one preferred share.

         WaveRider will not receive any portion of the proceeds from the sale of shares by the June Selling Stockholders pursuant to this Prospectus. To the extent that Series F Warrants are exercised, WaveRider will receive the proceeds from the exercise of such Warrants. WaveRider cannot, however, predict the extent to which Series F Warrants will be exercised, if at all.


                          NOVEMBER SELLING STOCKHOLDERS
                         CONVERTIBLE DEBENTURE AGREEMENT

         On December 15, 1998, WaveRider entered into an agreement to issue up to $2,000,000 of 8% Convertible Debentures (the "Convertible Debenture") to International Advisory Services Ltd. and Wyndel Consulting Ltd. (the "November Selling Stockholders"). The Convertible Debenture granted WaveRider the right to require the November Selling Stockholders to lend to WaveRider from time to time up to an aggregate total amount of $2,000,000. WaveRider has not required any loan advancement from the November Selling Stockholders under the Convertible Debenture, and the Convertible Debenture was terminated on January 8, 1999.

         Prior to termination of the Convertible Debenture, and as a commitment fee, WaveRider issued to each of the November Selling Stockholders Series G Warrant to purchase 250,000 shares of Common Stock of WaveRider ("Series G Warrants"). The Series G Warrants may be exercised at any time prior to December 15, 2003. The exercise price per share for the Series G Warrants is $1.50.


                          DECEMBER SELLING STOCKHOLDERS
                         COMMON STOCK PURCHASE AGREEMENT

Overview of Purchase Agreement

         On December 29, 1998, WaveRider entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with Sovereign Partners LP and Canadian Advantage Limited Partnership (collectively , the "December Selling Stockholders"). The Purchase Agreement provides for the sale to, and the option to sell to, the December Selling Stockholders up to an aggregate of $10,000,000 of Common Stock of WaveRider, and for issuance to the December Selling Stockholders, and for the issuance to the December Selling Stockholders of four groups of Warrants, each to purchase 225,000 shares of WaveRider's Common Stock, at a different exercise price for each group of Warrants. The sale and the option to sell to the December Selling Stockholders is pro rata amongst them in accordance with a ratio set forth in the Purchase Agreement (the "Purchase Ratio"). At the Closing of the Purchase Agreement, WaveRider sold to the December Selling Stockholders 1,167,860 shares of Common Stock for $3,000,000. In connection with the Purchase Agreement, the parties also entered into a Registration Rights Agreement and an Escrow Agreement.

         The Purchase Agreement refers to three financing "tranches". Pursuant to the "First Tranche" WaveRider sold to the December Selling Stockholders, on December 29, 1998 (the "Subscription Date") 1,167,860 shares of WaveRider's Common Stock, for a total amount of $3,000,000 (the "First Tranche"). Pursuant to the "Second Tranche" WaveRider was granted the right to require the December Selling Stockholders to purchase additional shares of Common Stock at a minimum of $1,000,000 and a maximum of $3,000,000 (the "Second Tranche"). Pursuant to the "Third Tranche" WaveRider was granted the right to require the December Selling Stockholders to purchase additional shares of Common Stock at a minimum of $1,000,000 and a maximum of $4,000,000 (the "Third Tranche"). WaveRider is not obligated to sell shares of Common Stock to the Selling Stockholders pursuant to the Second and the Third Tranches, but rather has an option to do so. The December Selling Stockholders, however, are required to purchase such shares of Common Stock subject only to the conditions described below.

         WaveRider has issued to Prudential Securities Incorporated warrants to purchase 150,000 shares of Common Stock at an exercise price of $3 per share. These warrants will expire on December 29, 2003.

First Tranche

         On December 29, 1998 (the "Subscription Date") WaveRider sold to the December Selling Stockholders, pro rata amongst them in accordance with the Purchase Ratio, 1,167,860 shares of Common Stock WaveRider (the "Initial Shares"), for a First Tranche Issuance Price of $2.57 per share (the "First Tranche Issuance Price") and for a total amount of $3,000,000. The First Tranche Issuance Price is subject to reset, as described below, and upon such reset WaveRider may be required to issue additional Common Stock to the December Selling Stockholders.

Second Tranche

         At WaveRider's option, WaveRider may sell to the December Selling Stockholders, pro rata amongst them in accordance with the Purchase Ratio, additional shares of Common Stock (the "Secondary Shares") for a total dollar amount of a minimum of $1,000,000 and a maximum of $3,000,000, that number of Secondary Shares to be derived from dividing the dollar amount set forth in WaveRider's option notice by the Secondary Shares Issuance Price. WaveRider's option may be exercised upon giving each of the December Selling Stockholders a prior written notice ("Sale Notice") at least five business days prior to the closing of the Second Tranche, after the earlier to occur of (a) 165 calendar days after the Subscription Date, and (b) two business days after the expiration of the second Reset Period for the Initial Shares, as more fully described below under Reset of Issuance Price, which option must be exercised by WaveRider within 20 calendar days after the earlier of (b) and (c) above.

         WaveRider's right to exercise the option in the Second Tranche is subject to satisfaction of each of the conditions described below.

Third Tranche

         At WaveRider's option, WaveRider may sell to the December Selling Stockholders, pro rata amongst them in accordance with the Purchase Ratio, additional shares of Common Stock (the "Tertiary Shares") for a total dollar amount of a minimum of $1,000,000 and a maximum of $4,000,000, that number of Tertiary Shares to be derived from dividing the dollar amount set forth in WaveRider's option notice by the Tertiary Shares Issuance Price. WaveRider's option may be exercised upon giving each of the December Selling Stock holders a prior written notice ("Sale Notice") at least five business days prior to the closing of the Third Tranche, after the earlier to occur of (a) 255 calendar days after the Subscription Date, and (b) two business days after the expiration of the final Reset Period for the Secondary Shares, as more fully described below under Reset of Issuance Price, which option must be exercised by WaveRider within 20 calendar days after the earlier of (a) and (b) above.

          WaveRider's right to exercise the option in the Third Tranche is subject to satisfaction of each of the conditions described below.

Conditions to the Sale

         WaveRider right to exercise its option to require sale of Common Stock under the Second and the Third Tranche, is subject to each one of the following conditions: (1) effectiveness of this registration statement, (2) delivery of shares to the escrow agent, (3) delivery of an opinion of counsel, (4) continued accuracy of representations and warranties, (5) compliance with covenants, (6) absence of proceedings adversely affecting the transaction, (7) continued trading of the Common Stock, and (8) no change in control. In addition, the Stock Purchase Agreement also expressly requires that:

         (A) The average closing bid price of the Common Stock for the 20 consecutive trading days immediately preceding the notice by WaveRider to require sale of additional Common Stock and the days immediately preceding the closing of the sale and purchase of the shares shall be greater than $1.25;

         (B) The average daily trading volume for the Common Stock for the 20 trading days immediately preceding the notice by WaveRider's to require sale of additional Common Stock and the days immediately preceding the closing of the sale and purchase of the shares shall be a minimum of 100,000; and

         (C) None of the December Selling Stockholders, in the event of the closing of the sale and purchase of the shares would own or be deemed beneficially deemed to own, more than 9.99% of the outstanding shares of Common Stock of WaveRider.

The Price Per Share and Reset of the Price Per Share

          The purchase price per share ("Issuance Price") of the Common Stock sold pursuant to the First Tranche or to be sold pursuant to the Second Tranche and the Third Tranche is based on the average of the closing bid price for the Common Stock (the "Closing Bid Price") for the five consecutive trading days prior to the closing of such Tranche. In each case, the Issuance Price is subject to reset, as described below.

         The price per share upon which WaveRider may sell the Common Stock in the each one of the Tranches is subject to reset. As a result of such reset, WaveRider may be required to issue additional shares to the December Selling Stockholders. The Purchase Agreement provides for three "reset periods" per Tranche, each such reset period consists of 30 calendar days.

         For each reset period, the "reset price" shall be equal to the average of the Closing Bid Prices for the trading days during such period ("Reset Price"). The number of shares of Common Stock to be issued upon the expiration of each Reset Period (the "Reset Shares") shall be calculated in accordance with the following formula:

                           A x B x 117.5% - C = N
                           ------------------
                                   C

             Where: A = number  of shares  subject to  repricing;   B = Issuance
                    Price of shares subject to repricing; C = Reset Price; and N = Reset Shares.

         Upon the expiration of each reset period, WaveRider will issue that number of Reset Shares (if any) resulting from the above formula. If the additional shares are not delivered by WaveRider on due date, WaveRider will have to pay liquidated damages to the December Selling Stockholders.

Warrants

         On the Subscription Date, WaveRider issued to the December Selling Stockholders, four groups of Warrants to purchase a total aggregate of 900,000 shares of Common Stock ("Warrant Shares"). The four groups and the exercise prices per one Warrant Share ("Exercise Price") for each of them are as follows:
Warrants to purchase 225,000 Warrant Shares have an Exercise Price of $2, Warrants to purchase 225,000 Warrant Shares have an Exercise Price of $2.61,
Warrants to purchase  225,000  Warrant  Shares have an Exercise Price of $3, and
Warrants to purchase 225,000 Warrant Shares have an Exercise Price of $4. The Warrants may be exercised during a five-year period after they were issued.

         The number and kind of securities that may be purchased upon the exercise of the Warrants and the Exercise Prices of the Warrants are subject to adjustment from time to time upon the happening of certain events, such as distribution of dividends in shares Common Stock , stock splits, and issuance of other shares of capital stock in a reclassification of the Common Stock.

Indemnification of the December Selling Stockholders

         WaveRider is obliged to indemnify and hold harmless the December Selling Stockholders and each officer, director of the December Selling Stockholders or person, if any, who controls the December Selling Stockholder ("Indemnified Party"), against any losses, claims, damages or liabilities, joint or several (which shall include all costs of defense and investigation and all attorneys' fees), to which the Indemnified Party may become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any term of the Purchase Agreement by WaveRider. This indemnity obligation is in addition to any liability which the WaveRider may otherwise have.

                              SELLING STOCKHOLDERS
                                TABLE OF HOLDINGS

Based on the information supplied to WaveRider by each selling stockholder, the following table sets forth, as of January 19, 1999, certain information regarding the beneficial ownership of each selling Stockholder and number of shares owned by each selling stockholder. The table assumes the conversion of all of the shares of Preferred Stock, exercise of all Series F and G Warrants and the December Warrants, and that WaveRider exercises in full its right to sell Common Stock.


                                                               Shares                                Shares
                                                      Beneficially Owned                       Beneficially Owned
                                                       Prior to Offering(1)     Number          After Offering(1)
                                                      --------------------    of Shares       ---------------------
Name and Address                                      Number       Percent     Offered        Number        Percent
----------------                                      ------       -------     -------        ------        -------
Sovereign Partners LP(2)                            1,550,895       3.80%     1,550,895             0        0.00%
Canadian Advantage Limited Partnership(2)             516,965       1.28        516,965             0        0.00
Alliance Equities Ltd.                              1,717,110       4.23        514,000     1,203,110        2.96
Interior Holdings Ltd.                              1,761,365       4.33        514,000     1,247,365        3.07
International Advisory Services Ltd.                1,101,000       2.73        250,000       851,000        2.11
Wyndel Consulting Ltd.                                687,500       1.70        250,000       437,500        1.08
Prudential Securities Incorporated                    150,000       0.37        150,000             0        0.00
Lori Birzins                                          156,000       0.39        100,000        56,000        0.14
Charles W. Williams, Jr.                               82,900       0.21         80,000         2,900        0.01
Fredrick L. Aycock                                     60,000       0.15         60,000             0        0.00
Charles G. Maton                                       60,000       0.15         60,000             0        0.00
Lawson K. Broadrick and Kay W. Broadrick               40,000       0.10         40,000             0        0.00
Frank A. Zimmerman                                     28,000       0.07         28,000             0        0.00
Bruce Caldwell                                         24,000       0.06         24,000             0        0.00
Stanley Bland                                          39,000       0.10         20,000        19,000        0.05
Equity Hedge Fund Ltd.                                 20,000       0.05         20,000             0        0.00
Global Securities Corporation                          20,000       0.05         20,000             0        0.00
Samuel D. Kerr                                         20,000       0.05         20,000             0        0.00
J. Houston Lennard and Celeste C. Lennard              22,800       0.06         20,000         2,800        0.01
Timothy J. Lindgren                                    21,000       0.05         20,000         1,000        0.00
Jason W. Peck                                          21,125       0.05         20,000         1,125        0.00
James Hutton                                           16,000       0.04         16,000             0        0.00
Edward C. Bonawitz                                      8,500       0.02          8,000           500        0.00
Kentex Corporation                                      8,000       0.02          8,000             0        0.00
Miramar Investments Ltd.                                8,000       0.02          8,000             0        0.00

-----------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.

(2) Assuming that WaveRider exercises in full its right to sell shares Common Stock to each of Sovereign Partners LP ("Sovereign") and Canadian Advantage Limited Partnership ("Advantage") and that each of Sovereign and Advantage exercises in full the warrants it owns, then Sovereign would own prior to the offering 3,750,000 shares of Common Stock constituting 8.31% of WaveRider's Common Stock prior to the offering, and Advantage would own 1,250,000 shares of Common Stock constituting 2.77% of WaveRider's Common Stock prior to the offering.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered by this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. The selling stockholders will act independently of WaveRider in making decisions with respect to the timing, manner and size of each sale. The sales may be made on the OTC Bulletin Board (or on one or more exchanges on which WaveRider's Common Stock may then be listed) or in the over-the-counter market, or otherwise. The sales will be made at prices and at terms then prevailing, or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following types of transactions:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
         (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions;
         (f) short sales; (g) if such a sale qualify, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus; and
         (h)      any other method permitted pursuant to applicable law.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be
"underwriters" within the meaning of section 2(11) of the Securities Act in connection with such sales. Accordingly any commission received by them and profit on any resale of the Shares as principal, might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, because selling stockholders may be deemed to be "underwriters" they will be subject to prospectus delivery requirements under the Securities Act of 1933.

         Upon WaveRider being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act of 1933. Such supplement will disclose:

(1) the name of each selling stockholder and of the participating broker-dealer(s);
(2) the number of shares involved;
(3) the price at which such shares were sold;
(4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
(5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and
(6) other facts material to the transaction.

         WaveRider has agreed to pay the expenses incurred in connection with preparing and filing this Prospectus and the Registration Statement of which it is a part (other than selling commissions). WaveRider has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         In addition, in the event the selling stockholders sell short the Common Stock of WaveRider, this Prospectus may be delivered in connection with such short sales and the shares offered by this Prospectus may be used to cover such short sales. To the extent, if any, that the December Selling Stockholders may be considered "underwriters" within the meaning of the Securities Act, the sale of the shares by them shall be covered by this Prospectus. In making sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. Such broker-dealers or agents may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. These broker-dealers or agents, and any other participating broker-dealers or agents, as well as the selling stockholders, may be considered "underwriters" within the meaning of the Securities Act of 1933.


                           DISCLOSURE OF SEC POSITION
               ON INDEMNIFICATION FOR SECURITIES ACTS LIABILITIES

         WaveRider's amended and restated Articles of Incorporation and By-Laws provide that WaveRider shall indemnify its directors and officers, to the fullest extent permitted under Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of WaveRider, pursuant to the foregoing provisions, or otherwise, WaveRider has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                                  LEGAL MATTERS

         Foley, Hoag & Eliot LLP, of One Post Office Square, Boston, Massachusetts 02109-2170 will issue an opinion, for WaveRider and the selling stockholders, about the legality and validity of the shares. WaveRider knows of no members of Foley, Hoag & Eliot who are beneficial owners of Common Stock of WaveRider.


                                     EXPERTS

         The financial statements for each of the two fiscal years ended December 31, 1997 and 1996, incorporated by reference in this Prospectus and in the registration statement of which this prospectus is part, have been audited by Johnson, Holscher & Company, P.C., independent public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this Prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses in connection with the sale of the Shares being registered hereby:

         SEC registration fee                         $ 4,787
         Printing and engraving                       $ 1,000
         Accountants' fees and expenses               $ 1,000
         Legal fees                                   $10,000
         Miscellaneous                                $ 3,213
                                                      -------
                      Total                           $20,000

Item 15. Indemnification of Directors and Officers

         Article VI of WaveRider's By-Laws provides that: "Every Director, officer, employee and agent of the Company, and every person serving at the Company's request as a director, officer (or in a position functionally equivalent to that of officer or director), employee or agent of another corporation, partnership, joint venture, trust or other entity, shall be indemnified to the extent and in the manner provided by the Company's Charter, as it may be amended, and in the absence of any such provision therein, in accordance with Nevada law."

         Articles Ninth and Tenth of WaveRider's Charter contains, among other provisions, the following provisions regarding the indemnification of directors and officers:

         ARTICLE NINTH: (a) Actions, Suits or Proceedings Other than by or in the Right of the Corporation. The Corporation may indemnity any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or that, with respect to any criminal proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (b) Actions or Suits by or in the Right of the Corporation. The Corporation may indemnity any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including amounts paid in settlement and attorney's fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

         (c) Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article NINTH, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection therewith.

         (d) Exceptions to Indemnification Right. Notwithstanding any other language in these Articles, the Company shall not be obligated pursuant to the terms of these Articles:

                  (1) Claims Initiated by Indemnitee. To indemnity or advance expenses to any person with respect to proceedings or claims initiated or brought voluntarily by him or her and not by way of defense, expect with respect to proceedings brought to establish or enforce a right to indemnification under these Articles or any other statue or law or otherwise as required under the General Corporation Law of Nevada, but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate; or

                  (2) Lack of Good Faith. To indemnify any person for any expenses incurred by him or her with respect to any proceeding instituted by him or her to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by him or her in such proceeding was not made in good faith or was frivolous;

                  (3) Insured Claims. To indemnity any person for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to him or her by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Corporation.

                  (4) Claims Under Section 16(b). To indemnity any person for expenses or the payment of profits arising from the purchase and sale by him or her of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar or successor statute.

         (e) Subsequent Legislation. If the General Corporation Law of Nevada is amended after adoption of these Articles to further expand the indemnification permitted to directors, officers, employees or agents of the Corporation, then the Corporation shall indemnity such persons to the fullest extent permitted by the General Corporation Law of Nevada, as so amended.

         (f) Restriction. Notwithstanding any other provision hereof whatsoever, no person shall be indemnified under this Article NINTH who is adjudged liable for (i) a breach of duty to the Company or its shareholders that resulted in personal enrichment to which he was not legally entitled, (ii) intentional fraud or dishonesty or illegal conduct, or (iii) for any other cause prohibited by applicable state or federal law, unless a court determines otherwise.

         ARTICLE TENTH: As authorized by Section 78.037(1) of the General Corporation Law of Nevada, no director or officer of the Company shall be personally liable to the Company or any shareholder thereof for monetary damages for breach of his fiduciary duty as a director or officer, except for liability for (a) any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) any payment of dividends in violation of
Section 78.300 of the General Corporation Law of Nevada, as it now exists or may hereafter be amended. This Article TENTH shall apply to a person who has ceased to be a director or officer of the Company with respect to any breach of fiduciary duty which occurred when such person was serving as a director or officer. This Article TENTH shall not be construed to limit or modify in any way any director's or officer's right to indemnification or other right whatsoever under these Articles, the Company's Bylaws or the General Corporation Law of Nevada. If the General Corporation Law of Nevada hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers generally, then the liability of the Company's directors and officers, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of Nevada as so amended. Any repeal or modification of this Article TENTH by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director or officer existing at the time of such repeal or modification. The affirmative vote of at least a majority of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article TENTH.

         Section 78.7502 of Nevada General Corporation Law ("Nevada Corporation Law") provides, that:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Section 78.751 of Nevada Corporation Law provides, that: Any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The indemnification and advancement of expenses authorized or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         In  accordance   with  the  provisions  of  Section  78.752  of  Nevada
Corporation Law, WaveRider purchased and maintains insurance coverage on certain liabilities of its directors and officers.

Item 16. Exhibits

Exhibit No.       Description

3.1  Articles of  Incorporation  of  WaveRider,  incorporated  by  reference  to
     Exhibit 3.1 registration statement on Form S-18, File no. 33-25889-LA.

3.2 Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the annual report on Form 10-KSB for the year ended December 31, 1996.

3.3 Certificate of Amendment to the Articles of Incorporation of the Company filed with the Nevada Secretary of State on October 8th, 1993, incorporated by reference to Exhibit 3.3 to the quarterly report on Form 10-QSB for the period ended September 30th, 1994.

3.4 Certificate of Amendment to the Articles of Incorporation of the Company filed with the Nevada Secretary of State on October 25th, 1993, incorporated by reference to Exhibit 2(d) to the registration statement on Form 8-A, File No. 0-25680.

3.5 Certificate of Amendment to the Articles of Incorporation of WaveRider filed with the Nevada Secretary of State on March 25th, 1995, incorporated by reference to Exhibit 2(e) to registration statement on Form 8-A, File no. 0-25680.

3.6 Certificate of Amendment to the Articles of Incorporation of the Company, designating the Series A Voting Convertible Preferred Stock, filed with the Nevada Secretary of State on March 24th, 1997, incorporated by reference to
     Exhibit 3.6 on Form 10KSB for the year ended December 31, 1996.

3.7 Certificate of Amendment to the Articles of Incorporation of the Company designating the Series B Voting Convertible Preferred Stock, filed with the Nevada Secretary of State on May 16, 1997.

3.8 Certificate of Amendment to the Memorandum of WaveRider changing the name to WaveRider Communications Inc., filed with the Nevada Secretary of State on May 27, 1997.

4.1 Specimen common stock certificate, incorporated by reference to Exhibit 4.1 to registration statement on Form S-18, File no. 33-25889-LA.

4.2 Specimen Class A Common Stock Purchase Warrant Certificate, incorporated by reference to Exhibit 4.2 on Form 10KSB for the year ended December 31, 1996.

4.3 Specimen Class B Common Stock Purchase Warrant Certificate, incorporated by reference to Exhibit 4.3 on Form 10KSB for the year ended December 31, 1996.

4.4 Specimen Class C Common Stock Purchase Warrant Certificate, incorporated by reference to Exhibit 4.4 on Form 10KSB for the year ended December 31, 1996.

4.5 Specimen Class D Common Stock Purchase Warrant Certificate, incorporated by reference to Exhibit 4.5 on Form 10KSB for the year ended December 31, 1996.

4.6 Warrant Terms dated February 10th, 1997, relating to the Class A, Class B, Class C and Class D, Common Stock Purchase Warrants, incorporated by reference to Exhibit 4.6 on Form 10KSB for the year ended December 31, 1996.

5.1 Form of Opinion of Foley, Hoag & Eliot LLP; a signed opinion will be filed by amendment.

10.1 Agreement dated February 2nd, 1997, between Ray Hoag and WaveRider, incorporated by reference to Exhibit 10.2 on Form 10KSB for the year ended December 31, 1996.

10.2 Agreement dated February 2nd, 1997, between C. Jeremy Renton and WaveRider, incorporated by reference to Exhibit 10.21 on Form 10KSB for the year ended December 31, 1996.

10.3 Stock Option Agreement dated January 22nd, 1997 between WaveRider and Charlie Rodriguez, incorporated by reference to Exhibit 10.22 on Form 10KSB for the year ended December 31, 1996.

10.4 Stock Option Agreement dated January 22nd, 1997 between WaveRider and C. Jeremy Renton, incorporated by reference to Exhibit 10.23 on Form 10KSB for the year ended December 31, 1996.

10.5 Stock Option Agreement dated January 22nd, 1997, between WaveRider and Ray Hoag, incorporated by reference to Exhibit 10.24 on Form 10KSB for the year ended December 31, 1996.

10.6 Share Exchange Agreement executed the 13th day of May, 1997 between WaveRider and the shareholders of Major Wireless Communications Inc., ("Major Wireless"), with respect to the purchase by the Company of all the issued and outstanding shares in the capital stock of Major Wireless, incorporated by reference to Exhibit 2.1 in Form 8-K filed May 29, 1997.

10.7 Agreement supplemental to the Share Exchange Agreement executed the 13th day of May, 1997 (see 10.6 supra) incorporated by reference to Exhibit 10.1 in Form 8-K filed May 29, 1997.

10.8 Employee  Stock  Compensation  (1997) Plan  incorporated  by  reference  to
     Exhibit 99 in Form S-8 filed August 29th, 1997.

10.9 Employee Stock Option (1997) Plan incorporated by reference to Exhibit 99 in Form S-8 filed August 29th, 1997.

10.10Employment   Agreement  between  WaveRider  and  D.  Bruce  Sinclair  dated
     November 18, 1997 incorporated as Exhibit 10.10 to WaveRider's annual report on Form 10-KSB, for the year ended December 31, 1997.

10.11Convertible   Debenture   Agreement  between  WaveRider  and  International
     Advisory Services Ltd. And Wyndel Consulting Ltd. Dated December 15, 1998.

10.12Letter of termination of the Convertible  Debenture  Agreement contained in
     Exhibit 10.11, dated January 8, 1999.

10.13Common Stock Purchase  Agreement between  WaveRider and Sovereign  Partners
     LP and Canadian Advantage Limited Partnership, dated December 31, 1998, including the exhibits to such agreement.

23.1 Consent of Johnson, Holscher & Company P.C., independent auditors.

23.2 Consent of Foley, Hoag & Eliot LLP (included in last sentence of Exhibit 5.1).

24.1 Power of Attorney (contained in the signature page).

Item 17. Undertakings

         WaveRider hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (2) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (5) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (6) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (8) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (9) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 20, 1999.
                                                 WAVERIDER COMMUNICATIONS INC.

                                            By:  /s/ D. Bruce Sinclair
                                                 ------------------------------
                                                 Bruce Sinclair, President and
                                                 Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bruce Sinclair and William Krebs, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 1999.

Signature                            Title                             Date
---------                           -------                           ------
/s/ D. Bruce Sinclair     President, Chief Executive Officer    January 20, 1999
---------------------     (Principal Executive Officer)
D. Bruce Sinclair         and Director

/s/William E. Krebs       Secretary and Director                January 20, 1999
-------------------
William E. Krebs

/s/ William H. Laird      Director                              January 20, 1999
--------------------
William H. Laird





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